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December 31, 1995

Mr. David Cohen
1 Chamberlain Court
Pomona,  NY 10970

Dear David:

Since the 1994 Combination Transaction resulted in a new operational structure to ALPHARMA INC. (the "Company"), as well as in your appointment as President of the Animal Health Division ("AHD") and Vice-President of the Company, I wanted to send you this letter clarifying the material terms of your present position with the Company. This position, as you know, is headquartered in Fort Lee, New Jersey and reports directly to me. The material terms of this position are as follows:

     1. Your base salary for 1996 is $290,000. Your base salary will be reviewed for adjustment as of January 1 of each year.

     2. You will be considered for an annual cash bonus each year. In your position, you are eligible for a bonus (the amount of which shall be based on a percentage of your base salary as established in the Company's bonus policy, as such policy may be amended from time to time) based on the overall performance of the Company, the performance of AHD, and your individual performance and contribution.

     3. You will continue to be eligible to receive stock options under the terms of the Company's Stock Option Plan. Under the present provisions of the Plan, (a) options granted become exercisable at 25% of the total granted, one, two, three and four years from grant; (b) the purchase price is the market price at the date of grant; (c) options expire ten years after grant and are normally granted in the spring of each year, based on the performance of your respective division, the overall performance of the Company and your individual performance and contribution.

     4. You will receive a taxable cash automobile allowance of $15,418 per year. In addition, the Company will reimburse you for insurance for your automobile and for maintenance of up to $2000 per year.

     5. You will be entitled to vacation pursuant to the Company's vacation policy.

     6. You will receive a taxable annual $3000 allowance for tax and/or financial planning and tax return preparation.

     7. You understand that your employment is at will. If your services are terminated because of a change in top management, the Company or your division being acquired or reorganized, or for any other reasons other than cause, you will be paid twelve month's base salary with fringe benefits in a manner best suited for the Company. In the event that you do not have another senior executive position after the twelve month period immediately following the date of your termination, the Company will pay you your base salary with fringe benefits until you take another senior executive position for up to an additional six months thereafter.

     8. Additionally, you will continue to participate in all programs established for employees of the Company, including:

          (a) Life insurance for three times your annual salary with the premium paid by the Company.

          (b) A disability program that pays sixty percent of your annual salary integrated with social security until age seventy. The premium is paid by the Company.

          (c) The ALPHARMA INC. Pension Plan (currently covering the first $150,000 of base salary) as well as the ALPHARMA INC. Supplemental Pension Plan (currently covering base salary amounts above $150,000 up to a cap of $235,000) fully paid by the Company.

          (d) A Stock Purchase Plan in which employees can elect up to four percent of salary for the purchase ALPHARMA stock. The Company will match 25% of the employee's contribution.

          (e) A group health and medical plan for which the employee pays $11.54 for single coverage, $27.69 for family coverage, for each two-week period. The remainder of the premium is paid by the Company.

          (f) A Savings Plan to which the employee can save either on a pre and/or post tax basis and contribute up to 15% of base pay. The Company provides a service-weighted match on the first 6% of employee contributions.

I would appreciate your acknowledgment of the terms herein by signing both copies of this letter where indicated and return one original signed document to Beth P. Hecht, Corporate Counsel.

Sincerely,



Einar W. Sissener
Chief Executive Officer and
Chairman of the Board of Directors


               Agreed and Accepted:

               __________________________
               David E. Cohen

               Date:____________